Exhibit 99.1

Press Release
December 27, 2005	6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Names Brady Vice President of Ferrous Resources

FORT WAYNE, INDIANA, December 27, 2005– Steel Dynamics, Inc. (NASDAQ:STLD) has promoted Richard J. Brady to the position of Vice President of Ferrous Resources, effective January 1, 2006. Brady joined Steel Dynamics in June of 2004 as Manager of Ferrous Resources and Logistics. His responsibilities include company-wide procurement of ferrous resources, including transportation and rail-car leasing activities. Brady, 39, continues to report to the President of Steel Dynamics.

“Since joining SDI in 2004 to establish and lead a new in-house steel scrap purchasing operation, Rich has had a very positive impact on the company’s procurement of ferrous resources and has been effective in controlling these resource costs,” said Keith Busse, President and CEO of Steel Dynamics. “He has been instrumental in expanding our sourcing of steel scrap and pig iron, gaining greater transparency in pricing of ferrous resources, and has improved the flow of raw materials through more effective management of transportation.”

Prior to joining Steel Dynamics, Brady was employed as District Manager by the David J. Joseph Company in ferrous trading operations in Chicago, Illinois, and Birmingham, Alabama. He is a graduate of the University of Missouri College of Business and a former U.S. Army National Guard officer.

Additional Information

In connection with the recently announced merger of Steel Dynamics, Inc. (“SDI”) and Roanoke Electric Steel Corporation (“Roanoke”), SDI intends to file a registration statement on Form S-4, and SDI and Roanoke intend to file a related proxy statement/prospectus, in connection with the merger transaction involving SDI and Roanoke. Investors and security holders are urged to read the registration statement on Form S-4 and the related proxy statement/prospectus when they become available because they will contain important information about the merger transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SDI by contacting SDI Investor Relations at (260) 459-3553. Investors and security holders may obtain free copies of the documents filed with the SEC by Roanoke by contacting Roanoke Investor Relations at (540) 342-1831.

Roanoke, SDI and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Roanoke in connection with the merger transaction. Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the registration statement of SDI and proxy statement/prospectus of SDI and Roanoke described above. Additional information regarding the directors and executive officers of SDI is also included in the SDI proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2005. Additional information regarding the directors and executive officers of Roanoke is also included in Roanoke’s proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on December 21, 2004.  These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at SDI and Roanoke as described above.

Contact:  Fred Warner, Investor Relations Manager

  (260) 969-3564

  f.warner@steeldynamics.com